      As filed with the Securities and Exchange Commission on June 12, 2002
                                                   Registration No. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                  ILIVE, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

                      NEVADA                             95-4783826
                      ------                             ----------
         (State or other jurisdiction of              (I.R.S. Employer
          incorporation or organization)            Identification No.)
                             ----------------------

         2102 BUSINESS CENTER DRIVE, IRVINE, CALIFORNIA          92612
      ---------------------------------------------------------------------
        (Address of Principal Executive Offices)              (Zip Code)

                             ----------------------

              CONSULTING AGREEMENT WITH KENT BROUSSARD

   --------------------------------------------------------------------------
                            (Full title of the plan)

                             ----------------------

                                 SCOTT HENRICKS
PRESIDENT
                                  ILIVE, INC.
                           2102 BUSINESS CENTER DRIVE
                          IRVINE, CALIFORNIA 92612
                                 (949) 660-0099
                                 --------------
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
                             GREGORY SICHENZIA, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                      1065 AVENUE OF THE AMERICAS, 21ST FLR.
                          NEW YORK, NY 10018

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                 PROPOSED                PROPOSED
                                          AMOUNT TO BE       MAXIMUM OFFERING       MAXIMUM AGGREGATE       AMOUNT OF
 TITLE OF SECURITIES TO BE REGISTERED      REGISTERED (1)    PRICE PER SHARE (2)     OFFERING PRICE (2)  REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value            170,000                 $0.25                $42,500                  3.91
=============================================================================================================================

(1) In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) of the Securities Act of 1933.
(2) Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices per share as reported for such securities on the NASD's OTC Bulletin Board on June 7, 2002.

                                EXPLANATORY NOTE

         This registration statement covers 170,000 shares of common stock, $0.001 par value per share, of iLive, Inc. that will be issued under a Consulting Agreement, dated December 13, 2001 and effective June 7, 2002 between iLive, Inc. and Kent Broussard.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         In accordance with Form S-8 and Rule 428(b)(1) of the Securities Act of 1933, we will provide to Kent Broussard the documents containing the information specified in Part I, Items 1 and 2. We will furnish without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to Kent Broussard under Rule 428(b) of the Securities Act of 1933. Requests should be directed to iLive, Inc., 2102 Business Center Drive, Irvine, California 92612, Attention: Chief Executive Officer. Our telephone number is (949) 660-0099.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       Incorporation of Documents by Reference.
              ----------------------------------------

         We incorporate the following documents by reference in this registration statement:

         (a) Our annual report on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission, or the Commission, (File No. 0-28549);

         (b) Our quarterly report on Form 10-QSB for the quarter ended March 31, 2002, filed with the Commission;

         (c) The description of our securities contained in our registration statement on Form 10-SB (File No. 000-28549) filed under the Securities Exchange Act of 1934 on December 17, 1999, together with any amendment or report filed for the purpose of amending or updating such description.

         All reports and other documents we subsequently filed after the date of this registration statement under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and shall be a part of this registration statement from the date of filing such documents.

         For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.       Description of Securities.
              --------------------------

         Not Applicable.

ITEM 5.       Interests of Named Experts and Counsel.
              ---------------------------------------

         Not Applicable.

ITEM 6.       Indemnification of Directors and Officers.
              ------------------------------------------

         Our bylaws provide that we shall, to the fullest extent permitted by Nevada Revised Statutes section 78.751, indemnify all persons that we have power to indemnify under that section against all expenses, liabilities or other matters covered by that section, and that this indemnification is not exclusive of any other indemnification rights to which those persons may be entitled. Indemnification under this provision is as to action both in an official capacity and in another capacity while holding office. Indemnification continues as to a person who has ceased to be a director, officer, employee or agent and extends to the benefit of the heirs, executors and administrators of such a person. Section 78.751 of the Nevada Revised Statutes provides that the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification.

         Section 2115 of the California General Corporation Law, or the California Code, provides that corporations such as iLive, Inc. that are incorporated in jurisdictions other than California and that meet various tests are subject to several provisions of the California Code, to the exclusion of the law of the jurisdiction in which the corporation is incorporated. As of May 16, 2002, we believe we met the tests contained in Section 2115. Consequently, we are subject to, among other provisions of the California Code, Section 317 which governs indemnification of directors, officers and others. Section 317 generally eliminates the personal liability of a director for monetary damages in an action brought by or in the right of iLive, Inc. for breach of a director's duties to iLive, Inc. or our stockholders except for liability:

     o for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

     o for acts or omissions that a director believes to be contrary to the best interests of iLive, Inc. or our stockholders or that involve the absence of good faith on the part of the director;

     o for any transaction for which a director derived an improper personal benefit;

     o for acts or omissions that show a reckless disregard for the director's duty to iLive, Inc. or our stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to iLive, Inc. or our stockholders;

     o for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to iLive, Inc. or our stockholders; and

     o for engaging in transactions described in the California Code or California case law which result in liability, or approving the same kinds of transactions.

         To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of iLive, Inc. under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7 . Exemption from Registration Claimed.
         ------------------------------------

         Exemption from the registration provisions of the Securities Act of 1933 for the issuance of the shares is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transactions did not involve any public offering and the purchasers were each sophisticated with access to the kind of information registration would provide.

ITEM 8.       Exhibits.
              ---------

         4.1 Consulting Agreement dated December 13, 2001 and effective June 7, 2002 by and between iLive, Inc. and Kent Broussard.

         5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

         23.1     Consent of Cacciamatta Accountancy Corporation

ITEM 9.       Undertakings.
              -------------

         iLive, Inc. hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (unless the information required by paragraphs (i) and (ii) below is contained in periodic reports filed with or furnished by iLive, Inc. to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement):

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material information on the plan of distribution.

         (2) For determining under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 12,2002.

                           ILIVE, INC.,
                           a Nevada corporation

                           By: /S/ SCOTT HENRICKS
                           -----------------------------------------------------
                           Scott Henricks, President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, including a majority of the board of directors, in the capacities and on the date indicated.

        SIGNATURE                        TITLE                           DATE
        ---------                        -----                           ----

/S/ Scott Henricks               President, Chief Financial        June 12, 2002
--------------------------       Officer and Director
Scott Henricks

/s/ Albert Aimers                Chief Executive Officer           June 12, 2002
--------------------------       and Director
Albert Aimers

                                  EXHIBIT INDEX

    Exhibit No.       Description
    -----------       -----------

         4.1 Consulting Agreement dated December 13, 2001 and effective June 7, 2002 by and between iLive, Inc. and Kent Broussard.

         5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

         23.1     Consent of Cacciamatta Accountancy Corporation